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                                                                   EXHIBIT 23(a)


                        [ARTHUR ANDERSEN LLP LETTERHEAD]



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------



Household International, Inc.:

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 relating to the offering of up to $495,500,000 of Debt Securities and Warrants to Purchase Debt Securities, Preferred Stock (without par value), Common Stock ($1 par value), Stock Purchase Contracts and Stock Purchase Units to be filed with the Securities and Exchange Commission on or about May 9, 2001, of our report dated January 15, 2001, included in Household International, Inc.'s Form 10-K for the year ended December 31, 2000, and to all references to our Firm included in this registration statement.


/S/ ARTHUR ANDERSEN LLP



Chicago, Illinois
May 9, 2001